EXHIBIT 5.1
[Letterhead of Wilson Sonsini Goodrich & Rosati]
March 10, 2014
Autodesk, Inc.
111 McInnis Parkway
San Rafael, CA 94903

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Autodesk, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,756,262 shares of Common Stock reserved for issuance pursuant to the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan, as amended and restated, and 11,350,000 shares of Common Stock reserved for issuance pursuant to the Autodesk, Inc. 2012 Employee Stock Plan, as amended and restated (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI